Exhibit 10.6

Overland Storage, Inc.

2009 Equity Incentive Plan

Notice of Restricted Stock Award

You have been granted restricted shares of Common Stock of Overland Storage, Inc. (the “Company”) on the following terms:

Name of Recipient:

Total Number of Shares Granted:

Fair Market Value per Share:	$

Total Fair Market Value of Award:	$

Date of Grant:

Vesting Commencement Date:

Vesting Schedule:	The first [_____]% of the shares subject to this award vest when you complete [____] months of continuous “Service” (as defined in the Plan) from the Vesting Commencement Date. Thereafter, an additional [_____]% of the shares subject to this award vest when you complete each month of Service.

You and the Company agree that these shares are granted under and governed by the terms and conditions of the Overland Storage, Inc. 2009 Equity Incentive Plan (the “Plan”) and the Restricted Stock Agreement, which is attached to and made a part of this document.

You further agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you by email.

Optionee:	Overland Storage, Inc.

By:
Title:

Overland Storage, Inc.

2009 Equity Incentive Plan

Restricted Stock Agreement

Payment for Shares	No payment is required for the shares that you are receiving.

Vesting	The shares that you are receiving will vest in installments, as shown in the Notice of Restricted Stock Award. In addition, the shares vest in full if either of the following events occurs:

• Your Service terminates because of your “Disability” (as defined in the Plan), or death, or

•        [The Company is subject to a “Change in Control” (as defined in the Plan) before your Service terminates] or [The Company is subject to a “Change in Control” (as defined in the Plan) before your Service terminates, and you are subject to an “Involuntary Termination” (as defined in the Plan) within [12][24] months after the Change in Control.]

No additional shares vest after your Service has terminated for any reason.

Shares Restricted	Unvested shares will be considered “Restricted Shares.” You may not sell, transfer, pledge or otherwise dispose of any Restricted Shares without the written consent of the Company, except as provided in the next sentence. You may transfer Restricted Shares to your spouse, children or grandchildren or to a trust established by you for the benefit of yourself or your spouse, children or grandchildren, or pursuant to a Domestic Relations Order. However, a transferee of Restricted Shares must agree in writing on a form prescribed by the Company to be bound by all provisions of this Agreement.

Forfeiture	If your Service terminates for any reason, then your shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that the Restricted Shares will immediately revert to the Company. You receive no payment for Restricted Shares that are forfeited.

The Company determines when your Service terminates for this purpose.

Leaves of Absence and Part-Time Work	For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by applicable law, the Company’s leave of absence policy or the terms of your leave. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Stock Certificates	The certificates for Restricted Shares have stamped on them a special legend referring to the Company’s right of repurchase. In addition to or in lieu of imposing the legend, the Company may hold the certificates in escrow. As your vested percentage increases, you may request (at reasonable intervals) that the Company release to you a non-legended certificate for your vested shares.

Voting Rights	You may vote your shares even before they vest.

Withholding Taxes	No stock certificates will be released to you unless you have made acceptable arrangements to pay any withholding taxes that may be due as a result of this award or the vesting of the shares. With the Company’s consent, these arrangements may include (a) withholding shares of Company stock that otherwise would be issued to you when they vest or (b) surrendering shares that you previously acquired. The fair market value of the shares you surrender, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.

Restrictions on Resale	You agree not to sell any shares at a time when Applicable Law, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights	Your award or this Agreement does not give you the right to be employed or retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your shares will be adjusted accordingly, as the Company may determine pursuant to the Plan.

Beneficiary Designation	You may dispose of your shares in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested shares that you hold at the time of your death.

Governing Law	This Agreement will be interpreted and enforced under the laws of the State of California (without regard to its choice-of-law provisions).

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.